Exhibit (e)(1)(b) Addendum to Distribution Agreement between the Registrant and ALPS Distributors

Addendum to Distribution Agreement Dated

September 30, 2005

Between

ALPS Distributors, Inc.

and

Forward Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Distributors, Inc. (the “Distributor”), and Forward Funds (the “Fund”).

WHEREAS, the Distributor and the Fund have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005;

WHEREAS, effective April 9, 2007, the Distributor will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, the Distributor and the Fund wish to modify the provisions of the Agreement to reflect the Distributor’s new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Distributor’s Address. All references to the Distributor’s address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ Mary Curran
Name:	Jeremy O. May	Name:	Mary Curran
Title:	Managing Director	Title:	Secretary